UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 3

TO

REGISTRATION STATEMENT ON FORM S-4

ON

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

46-3235589
(I.R.S. Employer Identification No.)

330 West William Street Corning, New York 14830 (607) 936-3755
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Mike I. German

President and Chief Executive Officer

Corning Natural Gas Holding Corporation

330 West William Street

Corning, New York 14830

(607) 936-3755

With a copy to:

Christopher J. Hubbert

Kohrman Jackson & Krantz LLP

1375 East 9th Street, 29th Floor

Cleveland, Ohio 44114

(Name, address, including zip code, and telephone number, including area code of agent for service)

As soon as practicable after this Post-Effective Amendment No. 3 becomes effective.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

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EXPLANATORY NOTE

On July 31, 2013, Corning Natural Gas Holding Corporation (the “Company”) filed a Registration Statement on Form S-4 (No. 333-190348) (the “Form S-4”) with the Securities and Exchange Commission registering shares of the Company’s Common Stock, par value $0.01 per share, issuable pursuant to the Company’s Amended and Restated 2007 Stock Plan and the Dividend Reinvestment Plan (the “Plan”). On September 12, 2013, a Post-Effective Amendment No. 1 to Form S-4 was filed with the Securities and Exchange Commission to amend the Plan, and on January 10, 2014 a Post-Effective Amendment No. 2 to Registration Statement on Form S-4 on Form S-3 was filed with the Securities and Exchange Commission to further amend the Plan. This Post-Effective Amendment No. 3 is being filed by the Company to reflect additional amendments to the Plan and contains an updated prospectus relating to the offer and sale of the shares of Common Stock issuable pursuant to the Plan. No additional securities are being registered under this Post-Effective Amendment No. 3. All filing fees payable in connection with the registration of the shares of Common Stock covered hereby were previously paid.

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330 West William Street Corning, NY 14830

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CORNING NATURAL GAS HOLDING CORPORATION

100,000 Shares of Common Stock

DIVIDEND REINVESTMENT PLAN

This prospectus covers shares of common stock, par value $0.01 per share, of Corning Natural Gas Holding Corporation, a New York corporation, which may be offered and sold from time to time pursuant to the terms of the Corning Natural Gas Holding Corporation Dividend Reinvestment Plan. Our principal executive offices are located at 330 West William Street, Corning, New York, 14830 and our telephone number is (607) 936-3755.

No person has been authorized to give any information or to make any representations, other than as contained in this prospectus and, if given or made, information or representations must not be relied upon as having been authorized by us. The plan is not available to any person to whom we may not legally offer it.

The plan provides participants with a convenient and economical method for investing cash dividends paid on our common stock and voluntary cash contributions in additional shares of our common stock. This prospectus contains a summary of the material provisions of the plan.

Shares of our common stock are traded on the Nasdaq Stock Market’s OTC Bulletin Board under the symbol “CNIG.” The closing price for our common stock on July 20, 2020 was $17.60 per share.

We have registered 100,000 shares of our common stock for sale under the plan. You should keep this prospectus for future reference.

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AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING AT PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING CASH DIVIDENDS PURSUANT TO THE PLAN.

The date of this prospectus is July 30, 2020

PROSPECTUS TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	5
FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	6
DESCRIPTION OF THE PLAN	10
INDEMNIFICATION	16
USE OF PROCEEDS	16
LEGAL MATTERS	16
EXPERTS	16
WHERE YOU CAN FIND MORE INFORMATION	17

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) on Form S-3 relating to the offer and sale of shares of our common stock. This prospectus does not include all of the information in the registration statement and only provides you with a general description of the securities offered and the plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the plan and the securities offered. The registration statement can be read at the SEC’s web site or at the SEC offices listed under the heading “Where You Can Find More Information” below.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, (1) all references in this prospectus to the “Company,” “we,” “us,” “our” or similar references mean Corning Natural Gas Holding Corporation and its subsidiaries; and (2) all references in this prospectus to “stock,” “our stock” or “your stock” refer to our shares of common stock.

FORWARD-LOOKING STATEMENTS

The prospectus includes forward-looking statements within the meaning of the federal securities laws with respect to our future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in these statements. Reference is made to our filings with the SEC, including our annual report, as amended, on Form 10-K and Form 10-K/A for the year ended September 30, 2019, our quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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RISK FACTORS

An investment in our common stock involves significant risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making a decision to participate in the plan.

Our operations could be adversely affected by fluctuations in the price of natural gas and electricity.

Prices for natural gas and electricity are subject to volatile fluctuations in response to changes in supply and other market conditions. While these costs are usually passed on to customers of Corning Natural Gas Corporation (“Corning Gas” or the “Gas Company”) pursuant to natural gas adjustment clauses, and to customers of Pike County Light & Power Company (“Pike”) through the gas cost rate, and therefore do not pose a direct risk to earnings, we are unable to predict what effect a sharp increase in natural gas and electricity prices may have on our customers’ energy consumption or ability to pay. Higher prices to customers can lead to higher bad debt expense and customer conservation. Higher prices may also have an adverse effect on our cash flow as we are typically required to pay for our natural gas and electricity prior to receiving payments for the natural gas or electricity from our customers.

Operational issues beyond our control could have an adverse effect on our business.

Our ability to provide natural gas and electricity depends both on our own operations and facilities and those of third parties, including local gas producers and natural gas pipeline operators and our electric supplier from whom we receive our natural gas and electric supplies. Extreme weather conditions, breakdowns, war, acts of terrorism, epidemics, pandemics or other occurrences beyond our control could greatly reduce potential earnings and cash flows or increase our costs of repairs and replacement of assets. The frequency, severity, duration, geographic location and scope of such events are inherently unpredictable. Although we carry property insurance to protect our assets, and regulatory policies of the New York Public Service Commission (“NYPSC”) and Pennsylvania Public Utility Commission (“PAPUC”) provide the opportunity for deferral and recovery of extraordinary incremental costs associated with losses for such incidents, our losses may not be fully recoverable through insurance or customer rates.

Environmental regulations can significantly affect our business.

The business operations of the consolidated companies, including Corning Natural Gas Holding Corporation, the Gas Company, Pike and Leatherstocking Gas Company, LLC (“Leatherstocking”), are subject to federal, state, and local laws and regulations relating to environmental protection. Costs of compliance and liabilities could negatively affect our results. In addition, compliance with environmental laws, regulations or permit conditions could require unexpected capital expenditures at our facilities. Because the costs of such compliance could be significant, additional regulation could negatively affect our business. Climate change, and the regulatory and legislative developments related to climate change, may adversely affect operations and financial results. If there were to be any impacts from climate change to our operations and financial results, we expect that they would likely occur over a long period of time and thus are difficult to quantify with any degree of specificity. Extreme weather events may result in adverse physical effects on portions of our gas infrastructure, which could disrupt our supply chain and ultimately its operations. Disruption of transportation and distribution systems activities could result in reduced operational efficiency, and customer service interruption. Climate change, and the laws, regulations and other initiatives to address climate change, may impact our financial results. Federal, state and local legislative and regulatory initiatives proposed or adopted in recent years in an attempt to limit the effects of climate change, including greenhouse gas emissions, could have significant impacts on the energy industry including government-imposed limitations, prohibitions or moratoriums on the use of gas. A number of states have adopted energy strategies or plans with goals that include the reduction of greenhouse gas emissions. New York passed the Climate Leadership and Community Protection Act (“CLCPA”), which created emission reduction and electric generation mandates, and could ultimately impact our customer base. Legislation or regulation that aims to reduce greenhouse gas emissions could also include greenhouse gas emissions limits and reporting requirements, carbon taxes, restrictive permitting, increased efficiency standards, and incentives or mandates to conserve energy or use renewable energy sources. Additionally, the trend toward increased conservation, competition from renewable energy sources, and technological advances to address climate change may reduce the demand for natural gas and electricity.

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Significantly warmer than normal weather conditions may affect the sale of natural gas and significantly cooler than normal weather could affect our electric sales. Either could adversely impact our financial position and the results of our operations.

The demand for natural gas and electricity are directly affected by weather conditions. Significantly warmer than normal weather conditions in the winter in our service areas could reduce our earnings and cash flows as a result of lower gas sales. Cooler summer weather would result in lower electricity sales for air conditioning. Corning Gas mitigates the risk of warmer winter weather through the weather normalization and revenue decoupling clauses in our tariffs. These clauses allow the Gas Company to surcharge customers for under-recovery of revenue. Pike and Leatherstocking Gas do not have weather normalization or revenue decoupling to mitigate the risk of warmer weather in the winter or cooler weather in the summer.

Information Technology

Cyber-attacks or acts of cyber-terrorism could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information. The Company currently has a cyber risk management policy in place, which was updated in January 2020.

Since February 2018, we have begun a three phase upgrade to information technology (“IT") hardware and software. Currently two of the three phases have been completed. We have hired an IT company to augment our existing IT staff and to implement the required changes. System improvements include 24/7 firewall monitoring by Synoptek, cleanup of active directory, and review of internal credentials. We are utilizing Endeavor Services Group to maintain system integrity, upgrade the Company to an Office 365 environment, and implement a robust helpdesk capability. We have also implemented improved onboarding and offboarding capabilities as they relate to IT. We have begun a phishing assessment with KnowBe4 to test the current level of employee knowledge and ability to prevent the download of malware via e-mail attachments. KnowBe4 has provided a baseline report and ongoing training to improve employee awareness.

We participated in an American Gas Association (“AGA”) sponsored cybersecurity peer review in Columbus, Ohio in 2018. Data from this review is identifying how our current cybersecurity configuration compares with other AGA members.

The Gas Company’s cybersecurity capability was audited by the NYPSC in August of 2018. The official results found no significant discrepancies. We continue to implement new polices and processes to improve corporate cyber security.

On December 15, 2019 Pike experienced a malware attack. Pike immediately instituted its cyber attack protocol. No customer data was breached and Pike retained access to the fully functional customer information system. No loss of electric or gas service was caused by this intrusion.

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There are inherent risks associated with storing and transporting natural gas and distribution of electricity, which could cause us to incur significant financial losses.

There are inherent hazards and operation risks in gas transportation and distribution activities, such as leaks, accidental explosions and mechanical problems that could cause substantial financial losses. There are also risks associated with the distribution of electricity. These risks could, if they occur, result in the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses. The location of pipelines, storage facilities and electric distribution near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our financial position and results of operations.

Changes in regional economic conditions could reduce the demand for natural gas and electricity.

The Gas Company’s business follows the economic cycle of the customers in our service regions: Corning, Bath, Virgil, and Hammondsport, New York. A falling, slow or sluggish economy that would reduce the demand for natural gas in the areas in which we are doing business by forcing temporary plant shutdowns, closing operations or slow economic growth would reduce our earnings potential. Pike is less likely to be affected by a sluggish economy as it presently has no large industrial customers.

Many of our commercial and industrial gas customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production. During any economic slowdown there is typically an increase in individual and corporate customer bankruptcies. Pike has limited industrial customers and is therefore less vulnerable to economic conditions in its service territory. An increase in customer bankruptcies would increase our bad debt expenses and reduce our cash flows.

Our earnings may decrease in the event of adverse regulatory actions.

Most of our operations are subject to the jurisdiction of the NYPSC or the PAPUC. The NYPSC and PAPUC approve the rates that we may charge to our customers. If we are required in a rate proceeding to reduce the rates we charge our customers, or if we are unable to obtain approval for rate relief, particularly when necessary to cover increased costs, including costs that may be incurred in connection with mandated infrastructure improvements, our earnings would decrease.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

Our success depends in large part upon the continued services of our senior executives and other key employees. Although we have entered into an employment agreement with Michael I. German, our president and chief executive officer, he can terminate his agreement on ninety days’ notice. Other significant employees, who entered into change of control agreements on April 17, 2012 and December 16, 2016, may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business.

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Concentration of share ownership among our largest shareholders may prevent other shareholders from influencing significant corporate decisions.

The six largest holders of our common stock own approximately 60% of the outstanding stock. As a result, if any chose to act together, they would have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other shareholders with differing interests from these shareholders.

Our cash flows from operations may not be sufficient to fund our capital expenditures.

We may not generate sufficient cash flows from operations to meet all of our cash needs. As part of the Gas Company’s June 2017 Order by the NYPSC, we estimated capital expenditures to upgrade our distribution system of approximately $6.0 million in fiscal year 2018 through 2020. In fiscal years 2019 and 2018 these investments were $4.4 million and $6.3 million respectively. We also continue to have debt retirement obligations of approximately $3.0 million per year at the Gas Company and $1.0 million per year at Pike. Additionally, we estimate investments into Leatherstocking Gas of between $100,000 to $300,000 for fiscal years 2020 and 2021, respectively, to fund our one-half of the cost (based on ownership interest) of capital projects. Our funding requirement would increase if our ownership interest increased.

We will require additional financing which may be difficult or costly to obtain.

In order to fund our capital expenditures, we will need to obtain additional equity and/or debt financing. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of debt would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Additional financing for the Gas Company requires NYPSC approval and for Pike requires PAPUC approval. Additional financing for either company may have unacceptable terms or may not be available at all for various reasons including:

•	Limits placed on us by our current lenders in our loan agreements,
•	Our future results of operations, financial condition and cash flows,
•	Our inability to meet our business plan,
•	Lenders’ or investors’ perception of, and demand for, securities of natural gas utilities, and
•	Conditions of the capital markets in which we may seek to raise funds.

If we cannot raise additional capital on acceptable terms, we may not be able to finance the expansion and mandated upgrading of our distribution system, take advantage of future opportunities or respond to competitive pressures, or respond to unanticipated capital requirements. This financing could be adversely affected by the above factors.

Our profitability may be adversely affected by increased competition.

Corning Gas is in a geographical area with a number of interstate pipelines and local production sources. If a major customer decided to connect directly to either an interstate pipeline or a local producer, our earnings and revenues would decrease. At Pike, electric customers could construct solar facilities at their homes or businesses, reducing electric demand.

Changes to the Tax Code.

In December 2017, Congress enacted, and the President signed, significant changes to the federal income tax code known as The Tax Cuts and Jobs Act (“Tax Act”). The legislation significantly changed U.S. tax law by, among other things, permanently reducing the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. As part of the Tax Act, taxpayers with a tax year-end other than December 31, 2017 had to prorate their tax rate applicable for their entire fiscal year. As a result, since we have a tax year ended of September 30, 2018, our federal income tax rate for fiscal year 2018 was 24.25%. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Act, the Company revalued its ending U.S. net deferred tax liabilities at December 31, 2017. These changes have affected our balance sheet, income statement and cash flow as the New York and Pennsylvania commissions have issued orders that require the Company to return to Corning Gas and Pike electric customers the difference between the federal income tax allowance in base rates and the new statuary rate of 21% This did not impact Pike gas customers or Leatherstocking Gas. The refund to customers began on October 1, 2018. The non-regulated segments of our operation are not subject to the Commission orders. The vast majority of the tax benefits will be refunded to customers via bill sur-credits or the next base rate case.

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DESCRIPTION OF THE PLAN

The following questions and answers constitute a description of the provisions of our Dividend Reinvestment Plan.

Purpose and Advantages

What is the purpose of the plan?

The purpose of the Dividend Reinvestment Plan is to provide participants with a simple, convenient and economical method of investing cash dividends paid on shares of our common stock, and of making voluntary cash contributions, for the purchase of additional shares of our common stock. The plan allows participants to have all or a portion of cash dividends paid on their shares of common stock automatically reinvested in additional shares of our common stock, as well as for participants to make cash contributions to purchase additional shares.

What are the advantages of the plan?

Participants may increase their holdings of shares of our common stock with the reinvestment of cash dividends received on previously owned shares of our common stock registered in their names. Participants using this method will acquire shares under the plan at a 5% discount to the stock’s market price. Participants also may increase their holdings by contributing cash to purchase additional shares of common stock, although no discount will apply to those purchases. In either case, the participants purchasing additional common stock under the plan will do so without incurring any service charges and without paying brokerage commissions. Regular account statements provide each participant in the plan with a record of each transaction. Participation in the plan is entirely voluntary. You may join or terminate your participation at any time prior to a particular dividend record date by making timely written notice to the plan administrator, subject to your eligibility to participate and the payment of termination fees (see “Who is eligible to participate”, “How many shares of common stock will be purchased for participants” and “How do I withdraw from the plan” below).

Plan Administration

Who administers the plan for participants?

Computershare Trust Company, N.A., our transfer agent (the “Plan Administrator”), administers the plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the plan. Shares of common stock purchased under the plan are registered in the name of the Plan Administrator’s nominee and are credited to the accounts of the participants in the plan. The Plan Administrator acts in the capacity as agent for participants in the plan. We may replace the Plan Administrator at any time in our sole discretion.

Participation in the Plan

Who is eligible to participate?

All holders of record of at least 10 shares of our common stock are eligible to participate in the plan. Beneficial owners of shares of common stock whose shares are registered in names other than their own may participate by requesting their broker or nominee to transfer their shares into their own name or requesting that the broker or nominee enroll in the plan on their behalf. The right to participate in the plan is not transferable to another person apart from a transfer of a participant’s shares of common stock. Shareholders who reside in jurisdictions in which it is unlawful for a shareholder to participate in the plan are not eligible to participate in the plan.

How do I participate?

To participate in the plan, a shareholder of record may enroll online at www-us.computershare.com/investor or complete an Authorization Form and return it to the Plan Administrator. Copies of the Authorization Form may be obtained at any time by written request to Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000 online at www-us.computershare.com/investor, or by calling (800) 368-5948.

When may I join the plan?

A shareholder of record owning at least 10 shares of our common stock may enroll in the plan at any time. Dividend reinvestment will begin with the next payable dividend after the Plan Administrator’s receipt of the participant’s election, so long as the election is received at least one business day prior to the record date for the period to which such dividend relates. Please note that the plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends.

What does the Authorization Form provide?

The Authorization Form directs the Plan Administrator for the account of the participating shareholder of record to reinvest the dividends paid on the shares registered in the participant’s name. It also appoints the Plan Administrator (or such other plan administrator as we may from time to time designate) as agent for the shareholder and directs the agent to apply all of the dividends for the purchase of additional shares of common stock in accordance with the terms and conditions of the plan.

May a shareholder have dividends reinvested under the plan with respect to less than all of the shares of common stock registered in that shareholder’s name?

Yes, provided that a participant elects to reinvest cash dividends on at least 10 shares of common stock.

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Optional Cash Payments

May I elect to make additional cash payments under the plan?

Yes. The plan permits plan participants who already have elected to reinvest cash dividends to make additional cash purchases of our common stock. Each cash contribution must be at least $100 and total cash contributions per year may not exceed $40,000. Cash contributions will be used to purchase common stock on the 15th day of each month or the next business day if the 15th is not a business day.

The Plan Administrator will not accept cash, traveler’s checks, money orders or third-party checks for cash contributions. Plan participants’ cash contributions held by the Plan Administrator will not bear interest and do not constitute deposits or savings accounts and are not insured by the FDIC or any government agency.

Cash contributions may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to Computershare Trust Company, N.A. Cash contributions made by personal check must be received by the Plan Administrator at least two business days before the common stock purchase date.

In addition, plan participants may make cash contributions by making a one-time online debit from their U.S. bank or financial institution by going to the Plan Administrator’s website, at www.computershare.com/investor.

Plan participants may also make automatic monthly cash contributions from participant’s bank account through the Plan Administrator’s website www.computershare.com/investor. For automatic monthly cash contributions, the funds will be debited from participants’ U.S. bank or financial institutions on the 12th of each month or the next business day if the 12th is not a business day.

In the event a check for a cash contribution payment is returned unpaid for any reason, or an authorized electronic funds transfer cannot be affected, the Plan Administrator will consider the request for investment of such funds null and void, and the Plan Administrator shall immediately remove from the account those shares, if any, purchased upon the prior credit of such funds. The Plan Administrator shall thereupon be entitled to sell shares to satisfy an uncollected amount plus a fee of $35.00. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from as may be necessary to satisfy the uncollected balance.

Purchases

How will purchases be made?

Shares of our common stock needed to fund the plan may be:

(1)	issued directly by us from authorized but unissued shares;
(2)	issued directly by us from our treasury shares, or
(3)	issued through a combination of (1) and (2), above.

The dividends payable to participants will be retained by us as consideration for the shares or, in the case of a cash contribution, the contributed cash will be the consideration for the shares.

How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant will depend on the amount of the participant’s cash dividend or cash contribution and the purchase price of the shares of our common stock. Each participant’s account will be credited with that number of shares (including fractional shares computed to up to six decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed up to six decimal places).

The purchase price will be determined by averaging the closing price of our common stock on the previous five days on which the stock traded on the Nasdaq Stock Market’s OTC Bulletin Board or such other market where the stock is traded. For stock purchases funded by cash dividends, this average price will be multiplied by 0.95. For stock purchases funded by cash contributions, this average price will be multiplied by 1.00. The Plan Administrator will have no responsibility with respect to the market value of the shares of common stock acquired under the plan for a participant’s account. We will bear all costs of administering the plan, except as described under “Are there any expenses to me in connection with the plan” below.

How are dividends on shares purchased through the plan applied?

The purpose of the plan is to provide a participant with a convenient method of purchasing shares of common stock and to have the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the plan will be automatically reinvested in additional shares of common stock according to the plan participant’s plan election unless and until the participant elects to terminate participation in the plan.

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Costs to Participants

Are there any expenses to me in connection with purchases under the plan?

No. Participants will make purchases of shares of common stock under the plan without the payment of brokerage commissions, and we will pay all fees in connection with purchases of shares of our common stock under the plan, except for costs associated with the actual purchase price of the shares of common stock purchased on the investment date. There are no service charges to participants in connection with purchases of shares of common stock under the plan. All costs of administration of the plan are paid by us. Certain fees apply to sales of shares under the plan (see “How do I sell shares from the plan” below).

Reports to Participants

How will I be advised of my purchases of shares of common stock under the plan?

As soon as practicable after each purchase, each participant will receive an account statement from the Plan Administrator. These statements are the participant’s continuing record of the purchase price of the shares acquired and the number of shares acquired, and should be retained for tax purposes. Participants will also receive, from time to time, communications sent to all record holders of the shares of our common stock. You may also view your account information online at www.computershare.com/investor.

Dividends

Will I be credited with dividends on shares held in my account under the plan?

Yes. A participant’s account will be credited with dividends paid on whole shares and fractional shares credited to the participant’s account. The Plan Administrator will automatically reinvest the cash dividends received for the purchase of additional shares of our common stock according to the participant’s plan election.

Stock Certificates

Will stock certificates be issued for shares of common stock purchased?

The Plan Administrator will hold all stock certificates representing the shares of common stock purchased under the plan in the name of its nominee. Normally, certificates for shares of our common stock purchased under the plan will not be issued to participants. The number of shares credited to an account under the plan will be shown on the participant’s account statement.

A participant may receive certificates for whole shares accumulated in his or her account under the plan by sending a request to the Plan Administrator. When certificates are issued to a participant, future dividends on the shares will be reinvested in additional shares of common stock. Any undistributed shares will continue to be reflected in a participant’s account. No certificates representing fractional shares will be issued.

A participant’s rights under the plan and shares credited to the account of the participant under the plan may not be pledged. A participant who wishes to pledge the shares must request that certificates for the shares be issued in his or her name.

Accounts under the plan are maintained in the names in which the certificates of participants were registered at the time they entered the plan. Additional certificates for whole shares will be similarly registered when issued.

Sale of Shares from the Plan

How do I sell shares from the plan?

You may sell some or all of your common stock held in your plan account, even if you are not withdrawing from the plan. You may sell your shares either through the Plan Administrator or through a broker that you have selected.

Because the Plan Administrator will sell shares on behalf of the plan, neither Corning nor any plan participant has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales except as indicated below. Therefore, you will not be able to precisely time your sales through the plan, and you will bear the market risk associated with fluctuations in the price of our common stock. Accordingly, if you send in a request to sell shares, it is possible that the market price of our common stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction.

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You have the following choices when making a sale through the Plan Administrator:

  Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the Plan Administrator directly at 1-800-368-5948 or by writing to the Plan Administrator. All sales requests received in writing will be submitted as batch order sales. In every case of a batch order sale, the price to each selling plan participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

  Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-368-5948. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan Administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at 1-800-368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

  Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-368-5948. There is a service fee of $25 and a processing fee of $0.12 per share sold for each day limit order sale.

  Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order is traded on more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-368-5948. There is a service fee of $25 and a processing fee of $0.12 per share sold for each good-til-cancelled limit order sale.

  General: All sale requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions the Plan Administrator is required to pay. Fees are deducted from the proceeds derived from the sale. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.

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The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. In addition, no one will have any authority or power to direct the time or price at which shares for the plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

If you request a sale through your broker, you must first request the Plan Administrator to move your shares to the Direct Registration System (“DRS”) and then have your broker request the Plan Administrator to electronically transfer the number of whole shares you want to sell through the DRS Profile System. Alternatively, you may request the Plan Administrator to send you a certificate representing the number of shares you want to sell. Issuance of a stock certificate may be subject to a transaction fee. The Plan Administrator will generally move your shares to DRS or issue certificates for your shares approximately three business days after your request is received.

Withdrawal from the Plan

How do I withdraw from the plan?

A participant may withdraw from the plan at any time by sending notice to the Plan Administrator. (See “How do I participate” above for the full contact information of the Plan Administrator). If notice is received near a particular dividend record date, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant. If such dividends are reinvested, the Plan Administrator will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. When a participant withdraws from the plan, the Plan Administrator will reassign whole shares in the participant’s name in book-entry form in the DRS and will issue a check to the participant representing the value of any fractional shares, less applicable fees for the sale of the fractional shares, based on the then current market value per share.

The Company also may terminate a participant’s interest in the plan at any time by notice in writing mailed to a participant.

Upon withdrawal from the plan, a participant may also request that all of the shares credited to his or her account be sold by the Plan Administrator. See “How do I sell shares from the plan” above. Sale proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

What happens to a fraction of a share when I withdraw from the plan?

When a participant withdraws from the plan, a cash adjustment representing the value of any fraction of a share then credited to the participant’s account will be mailed directly to the participant. The cash adjustment will be based on the closing price of the shares of common stock on the date on which the termination is processed by the Plan Administrator. In no case will certificates representing a fractional share interest be issued.

Other Information

What happens when a participant’s record ownership of shares of common stock is less than 10 shares as of a dividend record date?

If a participant disposes of shares of common stock registered in his or her name (including shares credited to his or her account under the plan) so that the total number of shares held under the plan in the name of the participant is less than 10 shares, the Plan Administrator may discontinue the reinvestment of cash dividends on the shares credited to the participant’s account under the plan, or otherwise, until the participant’s record ownership of shares increases to at least 10 shares. If reinvestment of cash dividends is discontinued, all applicable dividends will be paid in the form of cash until the participant’s stock ownership under the plan increases to at least 10 shares. If following a disposition of stock, a participant’s record ownership of the shares of common stock contains fewer than 10 shares of common stock, then at our election, the full shares in the account will be reassigned in the participant’s in name book-entry form in DRS and a cash payment will be made for any fractional shares, any uninvested cash balance in the account will be paid to the participant, and the account will be terminated.

What happens if we issue a stock dividend, declare a stock split or have a rights offering?

Any shares representing stock dividends or stock splits distributed by us on shares credited to the account of a participant under the plan will be added to a participant’s account. Shares representing stock dividends or split shares distributed on shares registered in the name of a participant will be handled in the same manner as to shareholders who are not participating in the plan.

In the event we have a rights offering of any of its securities to holders of common stock, we will notify participants in the plan in advance of the commencement of the offering. Participants should instruct the Plan Administrator to transfer whole plan shares into their own names prior to the record date for the offering if they wish to exercise their rights. If no instructions are received by the Plan Administrator prior to the record date, then the rights will terminate with respect to both the participant and the Plan Administrator.

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How will my shares held under the plan be voted at meetings of shareholders?

Shares credited to the account of a participant under the plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the shareholder with respect to his or her other Corning shares and may be voted by the holder pursuant to the proxy. The Plan Administrator will forward any proxy solicitation materials relating to the shares of common stock held by the plan to the participating shareholder.

Where no instructions are received from a participant with respect to a participant’s shares held under the plan, or otherwise, the shares will not be voted unless the participant votes the shares in person.

What are the income tax consequences of participation in the plan?

In general, a participant in the plan has the same Federal and State income tax obligations with respect to dividends credited to his or her account under the plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for Federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the shares of common stock credited to his or her account under the plan, even though that amount was not actually received by the participant in cash, but was applied to the purchase of additional shares for his or her account. The amounts will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant.

The cost basis of each share of common stock credited to a participant’s account pursuant to the dividend reinvestment aspect of the plan is the fair market value of the shares of our common stock on the dividend payment date, and the holding period for the shares begins on the day following the dividend payment date.

The receipt by a participant of certificates representing whole shares previously credited to his or her account under the plan upon withdrawal from the plan or pursuant to the request of the participant will not result in the recognition of taxable income. A participant will recognize a gain or loss when shares are sold on behalf of the participant upon withdrawal from the plan or when the participant sells shares after the participant’s withdrawal from the plan.

All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the plan and the subsequent sale by them of shares purchased pursuant to the plan.

What are the responsibilities of Corning under the plan?

Corning, and the Plan Administrator in administering the plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death or judicially declared incompetency or with respect to the prices at which shares are purchased for the participant’s account, and the times when the purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of shares of common stock made under the plan on behalf of the participant. In no event shall Corning, thePlan Administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase.

We will interpret the plan; all interpretations and determinations made by us will be conclusive. The terms and conditions of the plan, the Authorization Form, the plan’s operation, and a participant’s account will be governed by the laws of the State of New York and the Rules and Regulations of the SEC. The terms of the plan and the Authorization Form cannot be changed by oral agreement.

Who bears the risk of market price fluctuations in the shares of common stock?

A participant’s investment in shares acquired under the plan is no different from direct investment in our shares of common stock. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all shares held in the plan, or otherwise.

Neither Corning nor the Plan Administrator make any representations with respect to the future value of the shares of our common stock purchased under the plan. The participant should recognize that Corning, the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of our common stock purchased or sold under the plan.

May the plan be changed or discontinued?

The plan may be amended, suspended, modified or terminated at any time by our board of directors without the approval of the participants. Thirty calendar days’ notice of any suspension, termination or amendment or modification that would have a material adverse effect on the participants’ rights under the plan will be sent to all participants, who will at all times have the right to withdraw from the plan.

We or the Plan Administrator may terminate a shareholder’s individual participation in the plan at any time by written notice to the shareholder. In such event, the Plan Administrator will request instructions from a participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from a participant, it will reassign in the participant’s name in book-entry form in DRS the number of full shares held for the participant under the plan and a check will be sent for any fractional share.

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INDEMNIFICATION

New York Business Corporation Law (“NYBCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

NYBCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that the person is or was an officer or director of the corporation. In addition, NYBCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses in the case he or she is ultimately found not to be entitled to be indemnified.

NYBCL provides that the indemnification provisions contained in NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of shareholders or disinterested directors or otherwise. NYBCL also provides that a corporation may maintain insurance, at its expense, to protect its directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of NYBCL provided the contract of insurance covering the directors and officers provides, in a manner acceptable to the New York superintendent of insurance, for a retention amount and for co-insurance.

Our articles of incorporation and by-laws provide that, to the fullest extent permitted by NYBCL, we will indemnify our present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on our own behalf) by virtue of the fact that they are or were one of our officers or directors.

Our by-laws also provide that we may purchase and maintain insurance to indemnify Corning for any obligation we incur as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to our by-laws and in accordance with NYBCL.

In addition to the provisions of our restated articles of incorporation and by-laws providing for indemnification of directors and officers, we have entered into an employment agreement with Michael I. German, our president and chief executive officer, which requires us to indemnify Mr. German against all expenses actually and reasonably incurred by him as a result of his being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that he is or was one of our officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

USE OF PROCEEDS

The net proceeds from the sale of newly issued shares of common stock issued under the plan will be used for general corporate purposes. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Kohrman Jackson & Krantz LLP.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by Freed Maxick CPAs, P.C., an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC’s web site at http:\\www.sec.gov. Our filings are also available on our website at www.corninggas.com.

The following documents are incorporated by reference in this prospectus:

1.                    Our Annual Report, as amended, on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2019;

2.                    Our Proxy Statement filed with the Securities and Exchange Commission on March 12, 2020;

3.                    Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2019 and March 31, 2020 and;

4.                    Our Current Reports on Form 8-K dated June 29, 2020, March 27, 2020, March 19, 2020, March 2, 2020, February 27, 2020, January 29, 2020, January 9, 2020 and December 18, 2019;

5.                    The description of our common stock contained in our Registration Statement on Form S-2 dated April 7, 1989 (File No. 033-27987), as amended, filed with the Commission pursuant to Section 12(g) of the Exchange Act; and

6.                    All reports and documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to termination of the offering will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of the documents. Any statement in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom this prospectus has been delivered, on written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be part hereof, other than exhibits to the documents unless the exhibits are specifically incorporated by reference in the documents. These documents are available upon request by contacting Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000 or by calling (800) 368-5948.

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PART II

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of the shares of our common stock pursuant to the Plan registered hereunder:

SEC registration fee $ 281.54*

Legal and accounting fees $ 5,000.00**

$ 5,281.54

* Previously paid with the Registration Statement on Form S-4 (No. 333-190348)

** Estimate

Item 15. Indemnification of Officers and Directors.

Our certificate of incorporation and by-laws provide that we will indemnify our directors, officers and certain other parties to the fullest extent permitted from time to time by the New York Business Corporation Law ("NYBCL"). NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

Item 16. Exhibits.

The exhibits filed as part of this Registration Statement are listed below:

Exhibit No.	Description	Location
23.1	Consent of Freed Maxick CPAs, P.C.	Filed herewith
24.1	Powers of Attorney	Contained on signature page of Registration Statement on Form S-4 (No. 333-190348) filed by Corning Natural Gas Holding Corporation on August 1, 2013

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on July 30, 2020.

Corning Natural Gas Holding Corporation

By: /S/ Michael I. German

Michael I. German, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Michael I. German Michael I. German	President and Chief Executive Officer (Principal Executive Officer)	July 30, 2020
/s/ Charles Lenns Charles Lenns	Charles Lenns, Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2020
*Henry B. Cook, Jr.	Chairman of the Board and Director	July 30, 2020
*Ted W. Gibson	Director	July 30, 2020
*Joseph P. Mirabito	Director	July 30, 2020
*William Mirabito	Director	July 30, 2020
*George J. Welch	Director	July 30, 2020
*John B. Williamson III	Director	July 30, 2020

*By: /S/ Michael I. German

Michael I. German

Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description	Location
23.1	Consent of Freed Maxick CPAs, P.C.	Filed herewith
24.1	Powers of Attorney	Contained on signature page of Registration Statement on Form S-4 (No. 333-190348) filed by Corning Natural Gas Holding Corporation on August 1, 2013